Exhibit 3.1

AMENDED: 04.25.2000

(ART.	III-A Entirety)

ARTICLES OF INCORPORATION

OLD POINT FINANCIAL CORPORATION

I. Name

The name of the Corporation is Old Point Financial Corporation.

II. Purpose

The purpose for which the Corporation is organized is to act as a bank holding company and to transact any and all lawful business, not required to be specifically stated in the Articles of Incorporation, for which corporations may be incorporated under the Virginia Stock Corporation Act.

III. Capital Stock

A.	General Authorization. The Corporation shall have authority to issue 10,000,000 shares of Common Stock, par value $5.00 per share.

B.	No Preemptive Rights. Shareholders shall have no preemptive rights to acquire any unissued shares of the Corporation.

C.	Cumulative Voting. At all elections of directors of the Corporation, each holder of Common Stock shall be entitled to cast as many votes as shall equal the number of votes which he would be entitled to cast for the election of directors with respect to his shares of Common Stock multiplied by the number of directors to be elected, and he may cast all such votes for a single director or may distribute them among as many candidates as he may see fit.

IV. Certain Business Combinations

A.	Higher Vote for Certain Business Combinations. The affirmative vote of the holders of not less than 75% of the outstanding shares of Common Stock of the Corporation shall be required for the approval or authorization of a Business Combination (as hereinafter defined). The foregoing shall not apply to a Business Combination, and such Business Combination shall require only such approval as is required by law, if it shall have been approved by the affirmative vote of at least 80% of the entire Board of Directors.

B.	Certain Definitions. For purposes of this Article IV:

1.	A “Business Combination” shall mean (i) any merger or consolidation of the Corporation of a subsidiary with or into, or the exchange of shares of Common Stock of

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the Corporation for cash or property of, an Acquiring Person, (ii) any sale, lease, exchange or other disposition of all or substantially all of the assets of the Corporation or a subsidiary to or with an Acquiring Person, (iii) any reclassification of securities (including any reverse stock split), recapitalization or other transaction that would have the effect of increasing the voting power of an Acquiring Person, or (iv) any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Acquiring Person.

2.	An “Acquiring Person” shall mean any individual, firm, corporation, trust or any other entity which: (i) beneficially owns, together with its affiliates and associated persons, 5% or more of the outstanding shares of Common Stock of the Corporation; or (ii) though owning less than 5% of such shares, proposes or undertakes to obtain control or exercise a controlling influence over the Corporation as determined by the Board of Directors.

C.	Amendment or Repeal. The provisions of this Article shall not be amended or repealed, nor shall any provision of these Articles of Incorporation be adopted that is inconsistent with this Article, unless such action shall have been approved by the affirmative vote of either: (i) the holders of at least 75% of the outstanding shares of Common Stock; or (ii) 80% of the entire Board of Directors and the holders of the requisite number of shares required under Virginia law for the amendment of articles of incorporation.

D.	Certain Determinations by the Board of Directors. When evaluating a proposed Business Combination, the Board of Directors of the Corporation shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its stockholders, give due consideration not only to price or other consideration being offered, but also to all other relevant factors, including, without limitation, (i) the financial and managerial resources and future prospects of the Acquiring Person, (ii) the possible effects on the business, employees, customers and creditors of the Corporation and its subsidiaries. In evaluating any proposed Business Combination, the Board of Directors shall be deemed to be performing their duly authorized duties and acting in good faith and in the best interests of the Corporation and its stockholders.

Any determination made in good faith by the Board of Directors, on the basis of information at the time available to it, whether (i) an individual, firm, corporation or other entity is an Acquiring Person, (ii) the number of shares of Common Stock beneficially owned, directly or indirectly, by such person is more than 5% of the outstanding shares, or (iii) any individual, firm, corporation or other entity is an “affiliate” or “associated person” of an Acquiring Person, shall be conclusive and binding for all purposes of this Article IV.

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V. Directors

The number of directors shall be fixed by the Bylaws. Absent any Bylaw fixing the number of directors, that number shall be 25.

VI. Indemnification and Limit on Liability

A.	To the full extent permitted by the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, each director and officer shall be indemnified by the Corporation against liabilities, fines, penalties and claims imposed upon or asserted against him (including amounts paid in settlement) by reason of having been such director or officer, whether or not then continuing so to be, and against all expenses (including counsel fees) reasonably incurred by him in connection therewith, except in relation to matters as to which he shall have been finally adjudged liable by reason of his willful misconduct or a knowing violation of criminal law in the performance of his duty as such director or officer. The right of indemnification hereby provided shall not be exclusive of any other rights to which any director may be entitled.

B.	To the full extent that the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors or officers, a director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages.

C.	The Board of Directors is hereby empowered, by a majority vote of a quorum of disinterested directors, to indemnify or contract in advance to indemnify any person not specified in subsection (A) of this Article against liabilities, fines, penalties and claims imposed upon or asserted against him (including amounts paid in settlement) by reason of having been an employee, agent or consultant of the Corporation, whether or not then continuing so to be, and against all expenses (including counsel fees) reasonably incurred by him in connection therewith, to the same extent as if such person were specified as one to whom indemnification is granted in subsection (a) of this Article.

D.	Every reference in this Article to director, officer, employee, agent or consultant shall include (i) every director, officer, employee, agent or consultant of the Corporation or any consultant of the Corporation or any corporation the majority of the voting stock of which is owned directly or indirectly by the Corporation, (ii) every former director, officer, employee, agent or consultant of the Corporation, (iii) every person who may have served at the request of or on behalf of the Corporation as a director, officer, employee, agent, consultant or trustee of another corporation, partnership, joint venture, trust or other entity, and (iv) in all of such cases, his executors and administrators.

E.	The provisions of this Article VI shall be applicable from and after its adoption even though some or all of the underlying conduct or events relating to such a proceeding may have occurred before such adoption. No amendment, modification or repeal of this Article VI shall diminish the rights provided hereunder to any person arising from conduct or events occurring before the adoption of such amendment, modification or repeal.

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F.	In the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to subsection (A) of this Article VI shall be made by special legal counsel agreed upon by the Board of Directors and the proposed indemnitee are unable to agree upon such special legal counsel, the Board of Directors and the proposed indemnitee each shall select a nominee, and the nominee shall select such special legal counsel.